Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

SPECIFICITY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(a)	2,000,000	$2.50	$5,000,000	$92.70 per $1,000,000	$463.50
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(a)	2,000,000	$5.00	$10,000,000	$92.70 per $1,000,000	$927.00
Fees Previously Paid	-	-	-	-	-	-	-	$-

	Total Offering Amounts					$15,000,000		$1390.50
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$1390.50
(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share, of SPECIFICITY, INC. that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.